Exhibit 5.1

Private and Confidential The Directors 4D pharma plc 5th Floor, 9 Bond Court Leeds LS1 2JZ
Our Ref 131328602\cw29\655335.07038

DDI +44 (0)207 418 8271

E charles.waddell@pinsentmasons.com

1 April 2022

Dear Sirs

Registration Statement on Form S-8 of 4D pharma plc

1.	INTRODUCTION

We have acted for 4D pharma plc, a public limited company incorporated under the laws of England and Wales (the “Company”), as its legal advisers as to English law in connection with the preparation and filing of the Company’s registration statement on Form S-8 (the “Registration Statement”), which is being filed on 1 April 2022 by the Company with the US Securities and Exchange Commission (“SEC”) under the United States Securities Act of 1933 (as amended) (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”). The Registration Statement relates to the registration of 25,000,000 ordinary shares of £0.0025 each of the Company (the “Ordinary Shares”) which may have been or may in the future be allotted and issued upon the exercise of stock options which may be granted under the 4D pharma plc 2021 Long Term Incentive Plan (the “2021 Plan”).

In connection with the filing of the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below.

2.	DOCUMENTS EXAMINED

2.1	For the purposes of giving this opinion, we have examined copies of the following documents:

(a)	the 2021 Plan;

(b)	a copy of the Registration Statement to be filed with the SEC on 1 April 2022; and

(c)	a certificate of the company secretary of the Company dated 1 April 2022 (the “Certificate”) relating to certain factual matters and having annexed thereto copies (certified by the company secretary as being true, accurate, complete and up-to-date in each case) of the following documents:

(i)	the Company’s certificate of incorporation;

(ii)	the Company’s articles of association;

(iii)	a resolution of the board of directors of the Company dated 26 October 2021 at which it was resolved to approve the 2021 Plan (the “Corporate Approval”).

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2.2	For the purposes of giving this opinion, we have made the following enquiries:

(a)	on 1 April 2022 at 2:48 p.m. we carried out an online search of the register maintained by the Registrar of Companies in England and Wales in respect of the Company (the “Company Search”); and

(b)	on 1 April 2022 at 2:55 p.m. we carried out a search in respect of the Company of the Central Registry of Winding-Up Petitions (the “Central Registry Enquiry” and, together with the Company Search, the “Searches”), and reviewed the information we received from our agents from the Searches (the “Search Results”).

For the purposes of giving this opinion, we have only examined and relied on those documents referred to in paragraphs 2.1(a) – (c) (inclusive), carried out the Searches on the dates and at the times specified, and reviewed the Search Results. We have made no other enquiries concerning the Company or any other matter in connection with the giving of this opinion.

3.	ASSUMPTIONS

3.1	For the purposes of giving this opinion we have assumed (without carrying out any independent investigation or verification in respect of such assumptions) that:

(a)	all signatures, seals and stamps on all documents (including copy documents) examined by us are genuine, complete and accurate;

(b)	in respect of all documents submitted to us electronically through an email signature platform (such as Adobe Sign or DocuSign):

(i)	such documents have been signed electronically and are not “advanced electronic signatures” or “qualified electronic signatures” (each as defined in Regulation (EU) No 910/2014 (the “eIDAS Regulation”));

(ii)	where applicable, the documents have been duly witnessed by witnesses who were physically present when such documents were signed electronically, and each such witness duly observed the act of signing and was aware at that time that he/she was witnessing that signatory’s signature;

(c)	each individual who signs as, or otherwise claims to be, an officer of the Company is the individual he claims to be and holds the office he claims to hold;

(d)	all documents submitted to us as original are authentic and complete and all documents submitted to us in electronic form or as certified photocopies or facsimile transmitted copies or other copies of original documents conform to the originals and that the originals from which such copies were taken were authentic and complete;

(e)	all documents, including the constitutional documents, which we have reviewed are in force and remain accurate, up-to-date and have not been amended, terminated or rescinded, or any provisions thereof varied or waived;

(f)	all documents set out in paragraph 2.1 as having been reviewed by us have been or will be duly executed and, where applicable, delivered on behalf of the parties thereto;

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(g)	the Certificate and all documents annexed thereto, as listed in paragraph 2.1(c), are all the relevant minutes and resolutions of the directors and shareholders of the Company relating to the approval of the 2021 Plan by the Company and necessary for completion of all of the transactions contemplated by 2021 Plan with respect to the issue of the Ordinary Shares;

(h)	the information disclosed by the Searches is complete, accurate and up-to-date and included all information which should properly have been disclosed by those Searches; and no step will be taken to wind-up, strike off or dissolve the Company or to place the Company into administration and no receiver will be appointed over or in respect of the assets of the Company, nor will any analogous procedure or step be taken in any jurisdiction which (in either case) has or have not been revealed by the Searches;

(i)	in relation to each of the meeting referred to in paragraph 2.1(c)(iii), all resolutions passed at that meeting were not be revoked or withdrawn prior to the grant of options pursuant to the 2021 Plan;

(j)	the Company complied with all applicable laws to adopt the 2021 Plan and make awards of Ordinary Shares pursuant to the 2021 Plan;

(k)	any conditionality on the authority to allot and issue Ordinary Shares pursuant to the 2021 Plan was satisfied or waived by the relevant parties;

(l)	the directors of the Company have acted in good faith and have complied with their duties under the Companies Act and all applicable laws in approving the matters set out in the minutes of the meeting referenced in paragraph 2.1(c)(iii), and all transactions contemplated thereby;

(m)	no party was, by reasons of the transactions contemplated by the Corporate Approval, in breach of any of their respective obligations under any other agreement, licence, authorisation, consent or similar document or injunction or other court order against or affecting the Company;

(n)	that following the due exercise of an option granted pursuant to the 2021 Plan, a meeting of the board of directors of the Company or a duly authorised and constituted committee of the board of directors of the Company has been or will be duly convened and held, at which it was or will be resolved to allot and issue the Ordinary Shares;

(o)	if at the time of exercise of an option granted pursuant to the 2021 Plan, the existing issued Ordinary Shares of the Company are admitted to trading on the AIM market operated by London Stock Exchange plc (“AIM”), the new Ordinary Shares the subject of the exercise notice will be admitted to trading on AIM; and

(p)	the Company is not, nor will be, engaging in criminal, misleading or deceptive conduct, or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated by the Corporate Approval or any associated activity illegal, void, voidable or unenforceable.

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4.	OPINION

4.1	Based on the documents referred to in paragraph 2, and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5, and to any matters not disclosed to us, it is our opinion that:

(a)	the Company has been duly incorporated in England and Wales under the Companies Act 2006 as a public company;

(b)	all necessary corporate action on the part of the Company has been taken to authorise the 2021 Plan and the allotment and issue of Ordinary Shares to which the Registration Statement relates;

(c)	when Ordinary Shares are allotted and issued under the 2021 Plan and delivered against payment by the exercising optionholder of an amount at least equal to their nominal value, such Ordinary Shares will be validly issued and fully paid up; and

(d)	no further contributions in respect of Ordinary Shares allotted and issued or to be allotted and issued as contemplated in the Registration Statement will be required to be made to the Company by the holders of them, by reason solely of their being such holders.

This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.	QUALIFICATIONS

5.1	The opinion set out in paragraph 4 is subject to the following qualifications:

(a)	the records of the Registrar of Companies and the Central Registry of Winding-Up Petitions may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and the Central Registry of Winding-Up Petitions are not capable of revealing whether or not a winding-up petition or a petition for the making of an administration order has been presented an, further, notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned;

(b)	our opinion relates only to the Ordinary Shares allotted and issued and to be allotted and issued pursuant to the 2021 Plan. We express no opinion in respect of the American Depositary Shares or in respect of any other securities of the Company; and

(c)	we express no opinion as to matters of United Kingdom taxation or any liability to tax which may arise or be incurred as a result of or in connection with the allotment and issue of Ordinary Shares pursuant to the 2021 Plan, or as to tax matters generally.

6.	LAW

This opinion is confined to matters of English law as applied by the English courts as the date of this opinion.

This opinion and any non-contractual obligations connected with it are given on the basis that they will be governed by and construed in accordance with English law and the English courts shall have exclusive jurisdiction in respect of any disputes or other matters that arise out of or in connection with them.

We express no opinion on, and have taken no account of, the laws or regulations of any jurisdiction other than England and Wales. We express no opinion on the effect of documents governed by laws other than English law.

7.	CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Pinsent Masons LLP
Pinsent Masons LLP

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